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EXHIBIT 23.1


KPMG Peat Marwick LLP
50 W. San Fernando Street
San Jose, CA 95113


July 24, 1996



The Board of Directors
SJNB Financial Corp.

Consent of Independent Auditors


We consent to incorporation by reference in the registration statement on Form S-8 of SJNB Financial Corp. of our report dated January 10, 1996, relating to the consolidated balance sheets of SJNB Financial Corp. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of SJNB Financial Corp.

S/KPMG Peat Marwick, LLP

San Jose, California
July 26, 1996